Exhibit 99.1

Contact: Robert M. Thornton, Jr. Chief Executive Officer 770-933-7004

PRESS RELEASE

SUNLINK HEALTH SYSTEMS’ TO RENEW ITS SHAREHOLDER RIGHTS PLAN

ATLANTA, GA (February 19, 2014) SunLink Health Systems, Inc. (NYSE MKT:SSY) today announced that its board of directors adopted a new Shareholder Rights Plan (the “Plan”) on February 10, 2014. The Plan is intended to encourage fair treatment of shareholders should a take-over bid be made for SunLink Health Systems, and provide the Board of Directors of SunLink Health System (the “Board”) and the Shareholders more time to consider any unsolicited take-over bid. Unless otherwise terminated in accordance with its terms, the Plan will terminate on February 9, 2021.

The Rights issued under the Plan will become exercisable only when a person, (including any party related to it,) acquires or announces its intention to acquire 20% or more of the outstanding shares of SunLink Health Systems. Should such acquisition occur, each right will, upon exercise, entitle a right holder other than the acquiring person or related persons to purchase shares of SunLink Health Systems at a substantial discount to the market price at the time. The Plan is similar to SunLink’s previous Shareholder Rights Plan adopted by the company in 2004 which expired on February 8, 2014.

About SunLink Health Systems, Inc.

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each hospital is the only hospital in its community and is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals to deliver quality efficient medical care. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

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